Exhibit 4.9

AMENDMENT TO CONVERTIBLE PROMISSORY NOTES AND WARRANTS

This Amendment to Convertible Promissory Notes and Warrants (this “Amendment”) is made and entered into as of January 19, 2016, by and among Exagen Diagnostics, Inc., a Delaware corporation (the “Company”) and the parties listed on the signature pages hereto.

RECITALS

WHEREAS, the Company has sold and issued certain Convertible Promissory Notes (each, a “Note” and collectively, the “Notes”) to note holders (the “Note Holders”) pursuant to (i) that certain Note Purchase Agreement, dated as of February 19, 2015, by and among the Company and the entities and persons on the Schedule of Investors attached thereto (as the same may be amended from time to time) (each such Note issued pursuant to such agreement, as amended, a “February Note,” and collectively, the “February Notes”), (ii) that certain Note Purchase Agreement, dated as of July 2, 2015, by and among the Company and the entities and persons on the Schedule of Investors attached thereto (as the same may be amended from time to time) (each such Note issued pursuant to such Agreement, as amended, a “July Note” and collectively, the “July Notes”) and (iii) that certain Note and Warrant Purchase Agreement (the “October Purchase Agreement”), dated as of October 9, 2015, by and among the Company and the entities and persons on the Schedule of Investors attached thereto (as the same may be amended from time to time) (each such Note issued pursuant to the October Purchase Agreement, an “October Note” and collectively, the “October Notes”);

WHEREAS, the Company has sold and issued certain Warrants to warrant holders (the “Warrant Holders,” and together with the Note Holders, the “Holders”) pursuant to the October Purchase Agreement (the “Warrants”);

WHEREAS, on or about the date hereof, the Company will complete an equity financing (the “Series E Financing”), pursuant to which the Company will sell and certain of the Holders will purchase shares of the Company’s Series E Preferred Stock, par value $0.001 per share (the “Series E Preferred”);

WHEREAS, pursuant to the terms of the Notes and the Warrants, the Notes may be converted at the option of the Majority in Interest (as defined in the Notes) into equity securities sold by the Company in a Qualified Equity Financing (as defined in the Notes), and the Warrants shall be exercisable for shares of New Preferred Stock (as defined in the Warrants) in the event of a Qualified Equity Financing (as defined in the Warrants), with the Exercise Price (as defined in the Warrants) equal to the lowest price per share paid by investors for the equity securities sold in the Qualified Equity Financing and used to calculate the number of shares issuable upon exercise of the Warrants;

WHEREAS, pursuant to Section 7(b) of each of the February Notes, the February Notes may be amended with the written consent of the Company and the holders of February Notes representing more than 50% of the aggregate outstanding principal amount of the February Notes (the “February Requisite Holders”);

WHEREAS, pursuant to Section 7(b) of each of the July Notes, the July Notes may be amended with the written consent of the Company and the holders of July Notes representing more than 50% of the aggregate outstanding principal amount of the July Notes (the “July Requisite Holders”);

WHEREAS, pursuant to Section 7(b) of each of the October Notes, the October Notes may be amended with the written consent of the Company and the holders of October Notes representing more than 50% of the aggregate outstanding principal amount of the October Notes (the “October Requisite Holders”);

WHEREAS, pursuant to the Section 11 of each Warrant, the Warrants may be amended and the observance of any term thereof may be waived with the written consent of the Company and the holders of a majority in interest of the Shares (as defined in the Warrants) issuable upon exercise of the Warrants (the “Requisite Warrant Holders,” and together with the February Requisite Holders, the July Requisite Holders and the October Requisite Holders, the “Requisite Holders”);

WHEREAS, notwithstanding the definition of Qualified Equity Financing in the Notes and the Warrants, the Company and the Requisite Holders desire to deem the Series E Financing to be a Qualified Equity Financing under the Notes and Warrants and amend the definition thereof in the Notes and Warrants such that upon the closing of the Series E Financing, the Notes will be converted into shares of the Series E Preferred, and the Warrants shall be exercisable for shares of Series E Preferred; and

WHEREAS, the undersigned Holders collectively constitute the Requisite Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENT OF NOTES

1.1 Section 4(b)(i) of February Notes. Section 4(b)(i) of the February Notes is hereby amended and restated in its entirety as follows:

“(i) In the event the Company completes an equity financing which results in aggregate gross proceeds to the Company of at least Five Million Dollars ($5,000,000), excluding the conversion of the Notes, and in which investors purchase shares of a newly authorized series of the Company’s Preferred Stock (a “Qualified Equity Financing”), the Issue Price plus all accrued and previously unpaid interest thereon shall be converted into that number of fully paid and nonassessable shares of the newly authorized series of the Company’s Preferred Stock sold in the Qualified Equity Financing (the “New Equity Shares”) as is equal to the Issue Price plus all accrued and previously unpaid interest thereon divided by the lowest price per share paid by investors for the New Equity Shares in the Qualified Equity Financing.”

1.2 Section 4(b)(i) of July Notes. Section 4(b)(i) of the July Notes is hereby amended and restated in its entirety as follows:

“(i) In the event the Company completes an equity financing which results in aggregate gross proceeds to the Company of at least Five Million Dollars ($5,000,000), excluding the conversion of the Notes, and in which investors purchase shares of a newly authorized series of the Company’s Preferred Stock (a “Qualified Equity Financing”), the Issue Price plus all accrued and previously unpaid interest thereon shall be converted into that number of fully paid and nonassessable shares of the newly authorized series of the Company’s Preferred Stock sold in the Qualified Equity Financing (the “New Equity Shares”) as is equal to the Issue Price plus all accrued and previously unpaid interest thereon divided by the lowest price per share paid by investors for the New Equity Shares in the Qualified Equity Financing.”

1.3 Section 4(b)(ii) of October Notes. Section 4(b)(ii) of the October Notes is hereby amended and restated in its entirety as follows:

“(ii) In the event the Company completes an equity financing which results in aggregate gross proceeds to the Company of at least Five Million Dollars ($5,000,000), excluding the conversion of the Notes, and in which investors purchase shares of a newly authorized series of the Company’s Preferred Stock (a “Qualified Equity Financing”), the Issue Price plus all accrued and previously unpaid interest thereon shall be converted into that number of fully paid and nonassessable shares of the newly authorized series of the Company’s Preferred Stock sold in the Qualified Equity Financing (the “New Equity Shares”) as is equal to the Issue Price plus all accrued and previously unpaid interest thereon divided by the lowest price per share paid by investors for the New Equity Shares in the Qualified Equity Financing.”

ARTICLE II

AMENDMENT OF WARRANTS

2.1 Section 2.2.1 of Warrants. The second full paragraph of Section 2.2.1 of the Warrants is hereby amended and restated in its entirety as follows:

“The term “Qualified Equity Financing” shall mean an equity financing after the date hereof which results in aggregate gross proceeds to the Company of at least Five Million Dollars ($5,000,000), excluding the conversion of the Notes, and in which investors purchase shares of a newly authorized series of the Company’s Preferred Stock and in which the Notes are converted into Shares.”

2.2 Section 7.3 of Warrants. Section 7.3 of the Warrants is hereby amended and restated in its entirety as follows:

“7.3 Effect of Certain Events and Transactions.

(a) If this Warrant shall not have been exercised in full before the expiration of the Exercise Period, then this Warrant shall be automatically exercised, without further action on the part of the Holder, in full (and the Holder shall be deemed to have become a holder of the Shares issuable upon such automatic exercise) on and as of the date on which the Exercise Period is scheduled to expire unless, either (i) at any time before the expiration of the Exercise Period, the Holder shall notify the Company in writing that no such automatic exercise is to occur or (ii) the fair market value per share of the Company’s capital stock of the same class and series as the Shares as of the time immediately preceding the expiration of the Exercise Period is less than the Exercise Price then in effect. Unless the Holder otherwise notifies the Company in writing or the fair market value per share of the Company’s capital stock of the same class and series as the Shares as of the time immediately preceding the expiration of the Exercise Period is less than the Exercise Price then in effect, the Holder shall be deemed to have elected to pay the Exercise Price due in connection with such automatic exercise pursuant to this Section 7(a) pursuant to the provisions of Section 2.6. If the Holder has advised the Company in writing before the Expiration Date that no automatic exercise under this Section 7.3(a) is to occur or if the fair market value per share of the Company’s capital stock of the same class and series as the Shares as of the time immediately preceding the expiration of the Exercise Period is less than the Exercise Price then in effect, then this Warrant shall become void, and all rights to exercise the unexercised portion of this Warrant and all rights in respect of such unexercised portion of this Warrant shall cease immediately after expiration of the Exercise Period.

(b) If there shall be a Liquidation (as defined in the Company’s certificate of incorporation, as amended and/or restated from time to time) of the Company while this Warrant remains outstanding pursuant to which the price per share to be paid or distributed for or in respect of shares of the Company’s capital stock of the same class and series as the Shares is less than the Exercise Price in effect at the time immediately preceding the consummation of such Liquidation and such consideration is in the form of all cash and/or marketable securities, then this Warrant shall automatically terminate as of the time immediately following the consummation of such Liquidation.

(c) Except as is provided in Section 7.3(d), in the event of a Liquidation of the Company while this Warrant remains outstanding pursuant to which the per share price to be paid or distributed for or in respect of shares of the Company’s capital stock of the same class and series as the Shares is greater than the Exercise Price in effect at the time immediately preceding the consummation of such Liquidation and such consideration is in the form of all cash and/or marketable securities, the Holder may by written notice to the Company (an “Election Notice”) either:

(i) give notice of its intent to exercise this Warrant in advance of such Liquidation (and may condition such exercise on the consummation of such

Liquidation) by returning the Form of Notice of Exercise or Form of Net Issue Election Notice, as applicable, annexed hereto duly executed by or on behalf of such Registered Holder; or

(ii) in lieu of exercising this Warrant in advance of such Liquidation and receiving the consideration which the holder of the Shares issuable on such conversion of this Warrant would receive in connection with such Liquidation Event (the “Event Consideration”), surrender this Warrant for cancellation and receive, in redemption of and in exchange for this Warrant, an amount equal to the difference between (i) the Event Consideration with respect to the Shares for which this Warrant is exercisable immediately prior to the consummation of such Liquidation, minus (ii) the aggregate Exercise Price of the Shares for which this Warrant was exercisable immediately prior to the consummation of such Liquidation (the “Net Warrant Event Consideration”).

(d) If, in connection with such Liquidation, the price per share to be paid or distributed for or in respect of shares of the Company’s capital stock of the same class and series as the Shares is greater than the Exercise Price in effect at the time of immediately preceding the consummation of such Liquidation, such consideration is in the form of all cash and/or marketable securities and the Holder has not, prior to the time immediately preceding the consummation of such Liquidation, provided a Form of Notice of Exercise or Form of Net Issue Election Notice, then (x) the Holder shall be deemed to have elected to surrender this Warrant for cancellation and to receive, in redemption of and in exchange for this Warrant, an amount equal to the Net Warrant Event Consideration, and (y) this Warrant shall be terminated and of no further force immediately after the consummation of such Liquidation other than as evidence the Holder’s right to receive the Net Warrant Event Consideration. In lieu of the foregoing, the Company may provide in the definitive agreements governing such Liquidation that the Holder shall be entitled receive an amount equal to the Net Warrant Event Consideration in exchange for and upon surrender of this Warrant.”

2.3 Section 11 of the Warrants. Section 11 of the Warrants is hereby amended and restated in its entirety as follows:

“11. Amendments and Waivers. This Warrant may be amended and the observance of any other term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of a majority in interest of the Shares issuable upon exercise of the Warrants issued pursuant to the Purchase Agreement; provided, that: (a) any such amendment, waiver or consent shall apply with equal force to all of the Warrants issued pursuant to the Purchase Agreement and the holders of such Warrants; (b) except for any amendment, waiver or consent which applies with equal force to all of the Warrants issued pursuant to the Purchase Agreement and the holders of such Warrants with respect to the operation of any of the provisions of such Warrants that require an adjustment to the Exercise Price and the number and kind of shares of stock or other securities or property deliverable upon the exercise of this Warrant upon the occurrence of any specified event, transaction, condition or circumstance, the written consent of the Holder shall be required for any amendment, waiver or consent that would (i) increase the Exercise Price or decrease the number or type of shares of stock or other securities or property purchasable at the time of such amendment, waiver or consent upon exercise of this Warrant, or (ii) impair the Holder’s right to exercise this Warrant or the effect of Section 7.3; and (c) no consideration or other accommodation is paid or provided to any holder of such Warrants in connection with or related to such amendment, waiver or consent that is not also offered to the Holder. Any amendment or waiver effected in accordance with this Section 11 shall be binding upon Holder of this Warrant (and of any Shares into which this Warrant is exercisable), and each future holder of all such securities and the Company.”

2.4 New Section 14 Added to the Warrants. The following provision is added as a new Section 14 to the Warrants.

“14. Certain Notices. If at any time:

(a) The Company shall declare any cash dividend upon its Shares;

(b) There shall be any acquisition or capital reorganization or reclassification of the capital stock of the Company;

(c) There shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(d) There shall be an initial public offering of the Company’s securities;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid or by reputable overnight express courier (charges prepaid) or by facsimile (with confirmation of transmittal) or electronic mail, addressed to the Holder of this Warrant at the address of such Holder as shown on the signature page hereof (or such other address as the Holder may designate by advance written notice to the Company), (a) at least ten (10) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or for determining rights to vote in respect of any such acquisition, reorganization, reclassification, dissolution, liquidation, winding-up or public offering, and (b) in the case of any such acquisition, reorganization, reclassification, dissolution, liquidation, winding-up or public offering, at least ten (10) days prior written notice of the date when the same shall take place; provided, however, that the Holder shall make a best efforts attempt to respond to such notice as early as possible after the receipt thereof. Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, the date on which the holders of Shares shall be entitled thereto. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of Shares shall be entitled to exchange their Shares for securities or other property deliverable upon such acquisition, reorganization, reclassification, dissolution, liquidation, winding-up, conversion or public offering, as the case may be.”

ARTICLE III

MISCELLANEOUS

3.1 Captions. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Except as otherwise indicated, all references in this Amendment to “Sections” are intended to refer to the Sections of each Note or Warrant, as applicable.

3.2 Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

3.3 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

3.4 Electronic and Facsimile Signatures. Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to the other party if so requested.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment to Convertible Promissory Notes and Warrants as of the date first written above.

THE COMPANY:

EXAGEN DIAGNOSTICS, INC.

By:	/s/ Fortunato Ron Rocca
Name:	Fortunato Ron Rocca
Title:	President and Chief Executive Officer

Address:	1261 Liberty Way, Suite C
Vista, CA 92081

EXAGEN DIAGNOSTICS, INC.

AMENDMENT TO CONVERTIBLE PROMISSORY NOTES AND WARRANTS

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Amendment to Convertible Promissory Notes and Warrants as of the date first written above.

REQUISITE HOLDER:

NMSIC FOCUSED LLC

By:	NMSIC Co-Investment Fund LP, its sole member
By:	Sun Mountain Capital Partners LLC, its General Partner

By:	/s/ Brian Birk
Name:	Brian Birk
Title:	Managing Member

By:	/s/ Lee Rand
Name:	Lee Rand
Title:	Managing Member

Address:	Sun Mountain Capital LLC
527 Don Gaspar
Santa Fe, NM 87505
Facsimile No.: (505) 954-5403

EXAGEN DIAGNOSTICS, INC.

AMENDMENT TO CONVERTIBLE PROMISSORY NOTES AND WARRANTS

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Amendment to Convertible Promissory Notes and Warrants as of the date first written above.

REQUISITE HOLDER:

HUNT HOLDINGS, LIMITED PARTNERSHIP
By:	HuntVest, LLC, its General Partner
By:	Hunt Guaranty Inc., its Sole Member

By:	/s/ Matthew Hunt
Name:	Matthew D. Hunt
Title:	Managing Partner

Address:	4401 N. Mesa St.
El Paso, TX 79902
Facsimile No.: (915) 533-6150

EXAGEN DIAGNOSTICS, INC.

AMENDMENT TO CONVERTIBLE PROMISSORY NOTES AND WARRANTS

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Amendment to Convertible Promissory Notes and Warrants as of the date first written above.

REQUISITE HOLDER:

TULLIS-DICKERSON CAPITAL FOCUS III, L.P.
By:	Tullis-Dickerson Partners III, L.L.C., its General Partner

By:	/s/ James L.L. Tullis
Name:	James L.L. Tullis
Title:	Manager

Address:	500 West Putnam Avenue
Suite 400
Greenwich, CT 06830
Facsimile No.: (561) 200-3600

TULLIS-GROWTH FUND, L.P.

By:	Tullis-Growth Partners, L.L.C., its
General Partner

By:	/s/ James L.L. Tullis
Name:	James L.L. Tullis
Title:	Manager

Address:	500 West Putnam Avenue
Suite 400
Greenwich, CT 06830
Facsimile No.: (561) 200-3600

EXAGEN DIAGNOSTICS, INC.

AMENDMENT TO CONVERTIBLE PROMISSORY NOTES AND WARRANTS

COUNTERPART SIGNATURE PAGE